Exhibit 99.1

Transcript of MagnaChip Semiconductor Corporation

Conference Call held on February 13, 2015

ROBERT PURSEL

Thank you for joining us to discuss the Company’s financial results through the third quarter ended September 30th, 2014. The restated financial statements for the first three quarters of 2013 and the years ended December 31st, 2012 and 2011 will also be discussed on this call. The Company is also in the process of completing the 2014 year-end financial results and will make the audited results available as soon as we are able.

We filed our 2013 financial statements on Form 10-K, which also includes restated financial statements for 2011 and 2012. In addition, we filed our quarterly reports on Form 10-Q for the first three quarters of 2014 with each report including the comparative quarterly financials for 2013 on a restated basis. A copy of the SEC filings and yesterday’s Restatement press release can be found on our investor relations website.

A telephone replay of today’s call will be available shortly after the completion of the call and this webcast will be archived on our website for one year. Access information is provided in the Restatement press release.

Joining me today are YJ Kim, MagnaChip’s interim CEO and General Manager of our Display Solutions Division, and Jonathan Kim, interim CFO and Chief Accounting Officer. YJ will begin the call with a discussion of the Company’s recent operating performance. Following YJ, Jonathan will provide an overview of the Restatement process and an overview of our financial results. YJ will then discuss the Company’s overall business strategy. We will not be hosting a question and answer session today.

During the course of this conference call, we may make forward-looking statements about MagnaChip’s business outlook and expectations. Our forward-looking statements, and all other statements that are not historical facts, reflect our beliefs and predictions as of today and therefore are subject to risks and uncertainties as described in the Safe Harbor discussion found in our SEC filings.

During the call we will also discuss non-GAAP financial measures. The non-GAAP measures are not prepared in accordance with generally accepted accounting principles, but are intended to illustrate an alternative measure of MagnaChip’s operating performance that may be useful. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures can also be found in our SEC filings for the periods discussed today.

Before turning the call over to YJ, I would like to provide a brief introduction of our two speakers. YJ Kim is a 27-year veteran of the semiconductor industry, having worked for industry leaders such as Intel and Samsung. He has a strong background in non-memory products with emphasis on product development, marketing, business development and general management. Prior to joining MagnaChip, YJ served as General Manager of Cavium’s OCTEON multi-core processor group, its largest business. In May 2013, he became the General Manager of our Display Solutions Division. Since May 2014, YJ has served as our Interim Chief Executive Officer.

Jonathan Kim is a seasoned finance professional with over 16 years of experience in corporate finance, accounting and financial reporting. As a certified public accountant in the United States, Jonathan practiced public accounting with Deloitte’s San Jose and Korea practice offices where he served Global Fortune 500 and U.S. multinational publicly traded clients in the TMT sector. He also managed consulting projects, including several financial restatements of U.S. publicly traded companies. Prior to joining MagnaChip, Jonathan served as the Chief Financial Officer of ZeroDesktop. Jonathan joined MagnaChip as our Chief Accounting Officer and has served as our Interim Chief Financial Officer since March 2014.

I would now like to turn the call over to YJ Kim.

YJ …

YJ Kim

Thank you, Robert, and welcome to everyone joining us today. As many of you know, this is my first opportunity to address you. I would like to personally thank you for your patience and support during the financial review and Restatement process. The amount of time taken was necessary in order to ensure our review was thorough. We are confident that we have emerged from this process with enhanced financial discipline and stronger internal controls.

Jonathan and his accounting team worked tirelessly over the past year to restore MagnaChip’s status as a timely filer. I speak for the entire organization when I say that we are very pleased to have the Restatement behind us. We recognize that we have to rebuild our stakeholders’ trust and confidence and we are committed to doing that.

Although we have overcome a major hurdle by completing the Restatement, some challenges remain for the company. As we will explain on today’s call, we are confident that we have a compelling strategy in place to deal with these challenges. We look forward to meeting with our investors in the near future to discuss our strategy and share our roadmap.

As you know, in mid-2013 and into the first half of 2014, the industry was affected by slower than anticipated growth reported by certain high-end smartphone OEMs. The weakness resulted in an inventory correction in parts of the semiconductor supply chain. In particular, the product refresh cycle for a major smartphone OEM during this period was well below what industry analysts had projected. These factors had a significant impact on revenue for some semiconductor companies during this period, including MagnaChip.

In addition to the challenging industry conditions, our own strategies negatively impacted our performance beginning in mid-2013. For example, we increased our product and customer concentration within high-end smartphones. When the demand for certain high-end smartphones unexpectedly missed forecasts, our financial results suffered as well. We are now focused on making sure that we are not overly dependent on a single product or a single customer. We are diversifying our portfolio by industry, customer and product category, while being careful not to dilute our resources. As a result of our diversification efforts and other operational initiatives, we believe we are in a better position today to deliver results and create value for our customers and shareholders.

Another change in direction that took place is in the area of new customer and product development. We significantly increased our efforts in this area, which previously lacked focus and a systematic approach. As we will describe in greater detail later on this call, the renewed product and customer development efforts are allowing us to effectively market the value of our specialized products and services to our customers.

Now, I would like to take a moment to provide highlights of our Q3 2014 performance, focusing on revenue. Q3 2014 is the most recent period for which we have reported earnings results. We reported a 14% increase in revenue year-over-year and a 13% increase sequentially in the three months ended September 30th, 2014.

By business line, Display Solutions Division, or DSD, third quarter 2014 revenue was $58.7 million, up 33% over the prior year’s third quarter. The revenue growth was broad-based and mainly attributable to brand new products in High Definition TVs, mid-range AMOLED smartphones and AMOLED tablet PCs. These new products more than offset weakness from legacy TV and LCD tablet products. Our overall AMOLED smartphone business for Q3 2014 was up significantly, thanks to our alignment with 13 new models offered by various end-customers serving the mid-range category, including market leaders in China.

Also, we turned around our TV display business with a major Korean OEM. We expect that our display driver market share with this customer doubled in 2014 compared to 2013, with the possibility for more growth in 2015. We increased model alignments with this OEM, including Ultra High Definition TVs and Full HD TVs. For now, UHD TVs are only a minor revenue contributor, but we expect them to become increasingly important as demand for the category grows substantially. UHD TVs require two to four times as many display drivers as regular HDTVs do. In addition, sensors made progress through the third quarter of 2014, which resulted in shipment of 4 million Smart Hall sensors year to date.

DSD’s channel inventory is in a very good shape. Previously, we worked extensively with distributors to sell some of our DSD products. As of September 30th, 2014, we have cleared the channel inventory at our distributors, in certain cases by having the inventory returned to us. For DSD, the use of distributors will be much more limited going forward.

Overall, we believe DSD is on a better foundation and the business is rebounding. In 2013, DSD generated less than 40% of revenue from new products. In Q3 2014, about two-thirds of our revenue came from the new products, which demonstrates that our capabilities in marketing, product development and sales have improved significantly and are better aligned with our customers’ needs.

In Power Solutions Division, or PSD, third quarter 2014 revenue was $36.1 million, down 1% year over year. 2014 was a year of product and channel repositioning for PSD, and we are pleased with the quality of the revenue and the product portfolio going forward. We made progress with premium products, defined as non-commodity MOSFET businesses employing differentiated technology and higher margin potential. Our objective continues to be moving up the value chain and increasing the revenue from premium products.

For example, through the first three quarters of 2014, the number of customers who bought our premium power products increased by approximately 30%, and design ins increased by 12%, all compared to the same period in 2013. The number of premium products offered by PSD increased by 33% for the first three quarters of 2014 compared to the same period in 2013.

We previously highlighted Super Junction MOSFETs as one of the key growth areas. Revenue growth from this product far outpaced the growth of PSD so far in 2014, and we expanded market coverage to include offerings for smartphones and LED lighting markets.

Additionally, we believe PSD’s distribution channel is in a healthy position, with approximately 12 weeks of inventory in Q3 2014.

In Semiconductor Manufacturing Services, or SMS, third quarter 2014 revenue was $99.3 million, up 10% year-over-year, as our 8-inch volume rebounded. However, Q1 and Q2 revenues were down 12% and 18%, respectively, compared to their prior year quarters. This was due to the inventory correction in certain smartphone related customers, and slower-than-expected new business development.

Previously, we focused only on higher revenue per wafer businesses from niche customers. This strategy led to the current difficulties faced by SMS, because it narrowed our addressable market. We have shifted our strategy, and we are now proactively pursuing business from global IC leaders. We expect to see improved results from the new initiatives in the second half of 2015.

On a positive note, our revenue from specialized processes such as BCD and E2PROM, which are characterized by above company-average revenue per wafer, increased approximately 25% year over year during the first three quarters of 2014. We expect continued business growth for the specialized processes in 2015.

I will discuss our overall business strategy after Jonathan’s discussion of the Financial Restatement.

Jonathan ….

JONATHAN KIM

Thank you, YJ.

We all worked around the clock over the last 12 months to bring an end to perhaps one of the most challenging periods in the Company’s history. As we put this matter behind us, we are pleased to have filed our 2013 10-K, which includes the restated financial statements for fiscal years 2012 and 2011, and our 10-Qs for the first three quarters of 2014, which includes restated quarterly financials for the first three quarters of 2013.

As described in our 12b-25 and 2013 10-K disclosures, certain transactions with our distributor network and related revenue recognition issues identified during the 2013 year-end audit process were independently investigated by the Audit Committee with the assistance of independent legal counsel engaged by the Audit Committee.

As of the first quarter of 2014, the Company’s overall channel inventory accumulated to a high level, some of which — we later discovered — was related to early recognition of revenues. In addition, there were several undisclosed business practices, including those related to providing concessions. On many instances, we learned that revenue was recognized despite not meeting all revenue recognition related obligations as defined under US GAAP. To ensure that we minimize risks related to distributor transactions in the future, we have significantly decreased our channel inventory and converted certain revenue relationships from distributor sales to direct sales in 2014, which involved terminating a number of distributor relationships.

As described in our 12b-25 and 2013 10-K disclosures, significant issues related to inventory, reserves, cost of sales, capitalization, expense recognition and other items were also identified, as well as related business practices, for distributors, non-distributor customers and vendors. The correction of these errors affected previously issued financial statements for the first three quarters of 2013 and years ended December 31st, 2012 and 2011.

Based on these items, the management team performed its own company-wide review of accounting records related to those issues and determined the accounting adjustments for the Company’s restated financial statements. As a result, management identified certain other adjustments that were also made to the previously issued financial statements in connection with the Restatement.

The most significant impact of these Restatement adjustments was to revenue, which for the 3-month periods ended September 30th, June 30th and March 31st in 2013 decreased by $47.0 million, $21.8 million and $11.0 million, respectively. These Restatement adjustments for the years ended December 31st, 2012 and 2011 decreased revenue by $12.3 million and $29.7 million, respectively. These revenue adjustments were mainly related to correcting the timing and amount of revenue recognition on the sale of products sold through certain distributors.

In addition to the revenue adjustments, we made corrections to accounts related to manufacturing and back-end processing costs, inventory reserves, employee benefits, accruals related to settlement obligations, tax matters and other areas. As a result, Restatement adjustments for the 3-month periods ended September 30th, June 30th and March 31st in 2013, negatively impacted the Company’s net income by $46.4 million, $29.1 million and $10.2 million, respectively. These Restatement adjustments for the years ended December 31st, 2012 and 2011 decreased net income by $83.3 million and $33.1 million, respectively.

These adjustments were caused by several deficiencies in internal control over financial reporting. Some of the more serious deficiencies include the fact that: we did not maintain an effective control environment based on the criteria established in the COSO Framework; we did not effectively evaluate and communicate internal control deficiencies in a timely manner to those parties responsible for taking corrective actions; we did not design effective controls over the completeness and accuracy of our period end adjusting entries; and we did not design effective controls over the completeness and accuracy of our income tax accounting and disclosures.

The management team and the Board are intensely focused on improving our internal controls, including our control environment, and our corporate culture, to ensure that we have the right people and financial discipline in place. We are also improving our IT solutions to better track our channel inventory and various aspects of our revenue cycle to automate many of the related processes to reduce risk of errors and omissions.

The material weaknesses we identified during our preparation of the 2013 10-K, which includes the restated financial statements for the years ended December 31st, 2012 and 2011, and our remediation plan, are documented in Item 9A of the 2013 10-K. As we continue to work hard towards improving our internal controls, I am pleased to report that as of today, we have either remediated or are in the process of remediating all of these material weaknesses. We currently expect to complete the remediation of these material weaknesses by the end of 2015.

There is a substantial amount of information in each of the documents we filed that describes in detail the scope of the investigation, a summary of findings, quantification of errors, control deficiencies, remediation plan, and the Restatement of our financial statements for the fiscal years 2011 and 2012, and for the three quarters of fiscal 2013. We refer you to those documents, which will provide a more detailed understanding of the Restatement and the control deficiencies we identified.

Now moving on to our financial results. MagnaChip reported, on a GAAP basis, revenue of $734.2 million and gross margin of 21.1% for the year ended December 31st, 2013, compared to revenue of $807.3 million and gross margin of 30.1% for the year ended December 31st, 2012 on a restated basis. This decrease was primarily due to a sharp decline in sales for large panel displays in 2013, and our lower-than-anticipated performance was compounded by the Company over-producing certain products, including those that we expected to be consumed by a top smartphone OEM.

The over-production also led us to recording inventory reserves totaling over $48 million in 2013. Our adjusted EBITDA also declined to $20.0 million in 2013 from $124.3 million in 2012. We exited fiscal 2013 with a cash balance of $153.6 million, which is consistent with what we previously announced on March 11th, 2014.

We also reported the Company’s quarterly results through Q3 for 2014. To recap these results, our reported GAAP revenue was $194.3 million for Q3 2014, a sequential increase of 13%, $172.1 million for Q2 2014, a sequential increase of 5%, and $164.2 million for Q1 2014, a sequential decrease of 6%. The gross margins for the same periods were 21.9%, 20.6% and 24.5% for Q3, Q2, and Q1 of 2014, respectively.

These low margins were primarily attributable to a decrease in the fab utilization rate through Q3 2014. In addition, the average revenue per wafer for SMS declined through Q3 2014 due to the slower rate of business development, as YJ described earlier. We are addressing these items by improving factory loadings through new products and broadening our customer base.

Our cash balance as of September 30th, 2014, which is the latest balance sheet date included in our filed report, was $125.2 million.

Now let me turn the call back to YJ for his comments on the Company’s strategic position and growth plan.

YJ…

YJ KIM

Thank you. Since accepting the interim CEO position in May, I’ve had the opportunity to review MagnaChip’s technology, products, markets, customers and talent pool. This is an ongoing process, but I am very impressed with everything I’ve seen so far. I strongly believe that we have the right strategy, assets, business mix and people to compete and win in the rapidly changing market environment.

We have over 3,100 unique patents, a line card of over 2,100 distinct products, and product development efforts supported by a team of over 440 engineers.

Our global customer base consists of leading electronics OEMs who sell into multiple end-markets and, particularly for PSD, we are complementing our direct customer relationships with an improved base of distributors. We intend to increase our customer penetration by providing a more compelling product, service and technology roadmap to our existing and prospective customers.

Our employees remain one of our strongest resources. Out of over 3,400 employees worldwide as of September 30th, 2014, approximately 2,200 are directly involved in the manufacturing process, and over 1,200 actively support the sales, marketing, R&D and administrative activities.

We believe we have the right manufacturing assets to pursue our strategy. We currently expect to keep our capital expenditures at a lean level of $25 million in 2015. We expect that capex will rise in 2016 and beyond, as we enhance our 8-inch facilities. Even in 2015, we may modestly increase capex if some of our growth projects ramp up more quickly than currently anticipated.

Strategically, we are focused on improving profitability and increasing our share of the addressable semiconductor market, including analogs, discretes, sensors and foundry services. These markets continue to grow and were worth well over $80 billion in 2014, according to industry research.

We see profitable growth opportunities and have differentiated competitive advantages in all three of our business lines - DSD, PSD, and SMS.

In DSD, we expect growth in unit sales of mid-to high-end mobile devices and high-end TVs. We are well-positioned in faster-growing sub-markets such as mid-range smartphones. Our AMOLED products are in mid-range phones that are being sold or scheduled to be introduced in China and India, which we expect will begin contributing to revenue in 2015. We also expect more design-ins and -wins in 2015. In addition, we expect smart sensors will take a greater share of the intelligent device bill-of-materials in the future, and so we have continued investment in this area. We are currently producing two sensor products, but are working to more than double the number of products by the end of 2015.

Longer-term, we believe DSD will be driven by the combination of our patent portfolio, design know-how and strong relationships with an expanding base of market share leaders.

In PSD, our R&D strength and marketing capabilities fueled revenue growth from less than $10 million in 2008 to over $130 million in 2013. Our strategy remains unchanged: to develop higher-margin, higher market potential products. We will continue to expand our end-markets. Super Junction MOSFETs previously targeted HDTVs, but we are expanding the customer base to smartphones, LED lighting and industrial. Commodity MOSFETs remain an important revenue contributor for us, but its share of total PSD revenue will decline over time. Looking ahead to 2015, we are encouraged by the many positive indicators for PSD, including customer design-ins and -wins, pipeline of premium products and channel inventory conditions.

And in SMS, we are seeing increasing interest from a broad spectrum of customers, including mid-sized fabless companies and global IC leaders. These companies are interested in our specialized analog and mixed-signal process technologies along with our quality engineering services, and competitive performance-to-price offerings. As I noted earlier, we are working with a broad array of customers and business opportunities to grow our SMS business.

As a result of our marketing activities, we are currently working on more than 100 new projects, almost double the number of projects compared to the previous year. Many of those projects are at the design-in stage. We are excited that many of the projects involve our higher margin processes such as BCD, E2PROM and ultra-high voltage.

By industry, our SMS project pipeline is becoming better diversified. Nearly 40% of the 100 new projects are targeted at automotive, industrial and “Internet of Things”. We believe that some of our projects have very high potential, and we look forward to providing updates in the future.

With our strong product and technology portfolio and attractive business opportunities, we are confident in MagnaChip’s future prospects. While we are excited by the opportunities ahead, we want to be very clear that challenges remain for the Company in the near-term. The strategies of prior years that led to excessive product concentration and lower level of customer development are being addressed, but will not be cured overnight.

We are now working to finalize our Q4 results and 2014 10-K, and will provide a detailed explanation of the quarter after we file our results. In the meantime, as we are about halfway through the first quarter of 2015, let me briefly discuss what you should expect to see for the six months following Q3 2014. For DSD and PSD, we expect quarterly revenue will be at a lower level than Q3, which reflects the normal seasonal pattern. The seasonality is partially offset by positive contribution from some of our recent design wins in TVs and mid-range smartphones. For SMS, we expect a worse-than-seasonal sequential decline in revenue over the next six months. We believe the change in our SMS business strategy described earlier will lead to tangible results by the latter part of 2015, but we expect SMS to report soft results for the next few quarters.

As a part of our efforts to navigate the challenging environment, we continue to carefully manage all spending and capex and evaluate the merits of individual projects and assets. We have implemented cost saving programs affecting every area of the Company, including manufacturing and procurement efficiency programs. Looking beyond the next few quarters, I believe we have the right operational and financial infrastructure in place to support the future growth of the business.

Costs associated with the Restatement process and the resulting adjustments have had an impact on our financial results, as Jonathan mentioned. Legal and accounting fees have been significant and will continue to be a factor affecting our financial performance until our shareholder lawsuit, and related matters are resolved.

In summary, 2015 will offer a combination of opportunities and challenges for MagnaChip. We are confident, however, that we have the right ingredients for sustainable success here at MagnaChip. Now, I will turn over the call to Robert.

Robert …

ROBERT PURSEL

Thank you, YJ. So, this concludes our Financial Restatement conference call. Please look for details of our future events on MagnaChip’s Investor Relations website at www.magnachip.com. Thank you again for joining us today.